Exhibit 10.1

Binding Letter of Intent

This Binding Letter of Intent (“LOI” or “Agreement”) is entered into as of January 26, 2026 (the “Effective Date”), by and among Bodycor, Inc., a Nevada corporation (“Bodycor”), Limitless X Holdings, Inc., a Nevada corporation (“LIMX”), solely with respect to the issuance of any LIMX securities contemplated herein, Ding Easy AI LLC, a Delaware corporation (“Ding”), and the equity holders of Ding listed on Exhibit A (collectively, the “Ding Shareholders”). Bodycor, Ding, and the Ding Shareholders are sometimes referred to individually as a “Party” and collectively as the “Parties.”

1.	Transaction Overview

Subject to the terms and conditions set forth herein, Bodycor intends to acquire a controlling equity interest in Ding pursuant to a stock-for-stock transaction, together with a conditional growth capital facility and an upside call option, all as further described below.

2.	Initial Acquisition

Bodycor shall acquire, at the closing of the Initial Acquisition (the “Closing”), 60% of the fully diluted equity of Ding, as determined pursuant to a capitalization schedule setting forth all prospective security issuances and giving effect to an employee equity pool equal to up to 15% of the issued and outstanding shares on the Closing date. The capitalization schedule and any other documents required to effectuate this Agreement will be prepared within a reasonable time following execution hereof. This Agreement will remain binding against the Parties and shall remain in full force and effect through any delay in the preparation of further documents, per the section on definitive agreements hereinbelow.

2.1	Valuation

For purposes of the Initial Acquisition consideration mechanics only, Ding shall be valued at a pre-money enterprise value of $15,000,000, subject to adjustments, if any, following completion of satisfactory due diligence by BodyCor.

2.2	Equity Acquired

At the Closing, Bodycor shall acquire 60% of the fully diluted equity of Ding.

2.3	Consideration

As consideration, and subject to applicable securities laws, the Ding Shareholders shall receive shares of restricted common stock of LIMX (the “Consideration Shares”), with an aggregate value target of $9,000,000, with the number of shares determined based on the volume-weighted average price of the shares of common stock of LIMX, the parent company of BodyCor, during the ninety (90) day period preceding the closing date. The Consideration Shares will be allocated pro rata among the Ding Shareholders based on their respective ownership interests. The Consideration Shares can be resold pursuant to Rule 144 of the Securities Act of 1933, as amended.

3.	Growth Capital Commitment

Subject to the terms of this Agreement and the definitive agreements, Bodycor may provide Ding with up to $1,750,000 in cash (the “Growth Capital”) to fund platform growth in accordance with a mutually agreed growth plan, budget, and use-of-proceeds schedule, together with reporting, control, and audit rights customary for growth capital facilities. Disbursement of Growth Capital shall be at Bodycor’s sole discretion and subject to satisfaction of conditions precedent, including those below.

3.1	Conditions Precedent

No disbursement shall be required for growth capital unless and until (a) Bodycor has completed due diligence satisfactory to Bodycor in its sole discretion, and (b) a fairness opinion issued by an investment bank acceptable to Bodycor confirms a valuation of Ding at or above $15,000,000, ($9,000,000 for 60% initial acquisition).

3.2	Condition Precedent- Instacart

Ding represents and warrants that Bodycor shall have full access to the Instacart partnership and that all revenue splits and other obligations per this Agreement will be tied to the API portal integrated into the Instacart app Account Number 6563786 and not through any other entity (including Ding). The Instacart account shall be fully controlled by Bodycor in favor of the partnership between the Parties.

3.3	Initial Funding Tranches

Subject to the above conditions, the first $750,000 will be funded in up to three tranches of approximately $250,000 each, tied to an agreed use-of-proceeds schedule, budget categories, spend thresholds, and reporting covenants.

3.4	Milestone-Based Funding

Subject to satisfaction of conditions precedent and performance under the initial tranches, Bodycor may fund up to an additional $1,000,000, contingent upon achievement and maintenance of objective, auditable milestones including revenue targets and active user metrics, all to be validated by agreed third-party or system-of-record reporting.

3.5	Funding Timelines

Any timeline for funding, including an illustrative expectation of $750,000 within approximately four months post-Closing and up to $1,750,000 within approximately twelve months post-Closing, shall be non-binding and subject to market conditions, operational performance, and satisfaction of conditions precedent.

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4.	Governance, Information, and Controls

From and after Closing, Bodycor shall have customary governance and oversight rights commensurate with a 60% controlling equity position, including board representation, consent rights over material actions, information rights, inspection and audit rights, budget approval, and protective provisions, in each case to be set forth in the definitive agreements.

5.	Upside Call Option (“Call Option”)

Upon Ding achieving a valuation of $40,000,000, as determined in good faith by BodyCor and validated by an independent valuation firm or investment bank acceptable to Bodycor, Bodycor shall have the right, but not the obligation, to acquire the remaining 40% equity interest in Ding pursuant to the terms below.

5.1	Call Mechanics and Consideration

BodyCor shall exercise the Call Option by sending written notice to Ding at least ten (10) days prior to the closing date of the Call Option (the “Second Closing”). Upon exercise of the Call Upon exercise of the Call Option, the remaining Ding equity holders shall receive consideration from BodyCor in the form of shares of common stock of LIMX in the amount of $16 million (40% of $40 million). The LIMX share count shall be calculated based on the volume-weighted average price of LIMX common stock during the ninety (90) day period preceding the Second Closing.

6.	Binding Provisions

This Agreement is binding upon BodyCor and Ding, and their successors and assigns. The provisions relating to issuance of stock by LIMX in Section 2.3 and 5.1. are binding upon LIMX and its successors and assigns.

7.	Exclusivity

For a period of one hundred twenty (120) days from the Effective Date (the “Exclusivity Period”), Ding and the Ding Shareholders shall not, and shall cause their respective affiliates and representatives not to, directly or indirectly, solicit, initiate, encourage, participate in, or enter into any discussions or negotiations regarding, or furnish any information in connection with, any proposal or offer concerning any equity or debt investment in, or any sale, transfer, joint venture, licensing, or other t prior written consent. Ding shall promptly notify Bodycor of any unsolicited approaches and provide reasonable detail thereof.

During the Exclusivity Period until the Initial Closing, LIMX, Bodycor, and their respective officers, directors, and employees agree that they will not intentionally: (a) contact any vendors, suppliers, or other key contacts identified by Ding in writing to discuss Ding or its business relationships, unless Ding has pre-approved such contact; (b) disclose, reveal, or otherwise make available any confidential information relating to Ding to any third party; or (c) take any action that harms Ding or its business interests. Notwithstanding the foregoing, Daniel Sanders, as an officer of LIMX and Ding, shall be exempt from this requirement.

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8.	Confidentiality

All terms of this LOI, the fact of discussions, and all information exchanged shall be kept confidential and used solely for evaluating the transactions contemplated hereby, except as required by law or as mutually agreed in writing. To the extent a separate nondisclosure agreement is in effect, such agreement shall remain in full force and govern, and this LOI shall supplement, not diminish, such protections.

9.	Governing Law; Venue; Waiver of Jury Trial

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of law principles. The Parties consent to the exclusive jurisdiction of state and federal courts located in Clark County, Nevada, and waive any objection based on forum non conveniens. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS LOI OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.	Expenses

Each Party shall bear its own fees and expenses incurred in connection with this Agreement and the contemplated transactions, whether or not any definitive agreement is executed, except as may be expressly provided in any binding expense reimbursement agreement executed by the Parties.

11.	Remedies; Specific Performance; Injunctive Relief

The Parties acknowledge that a breach of any provisions in this Agreement would cause irreparable harm for which monetary damages would be an inadequate remedy, and agree that the non-breaching Party shall be entitled to equitable relief, including specific performance and injunctive relief, in addition to any other remedies available at law or in equity.

12.	Definitive Agreements; Control

The Parties agree to negotiate in good faith to enter into definitive agreements consistent with this Agreement; provided, that in the event of any conflict between this Agreement and any term sheet or discussion, this Agreement shall control unless expressly superseded in writing in a definitive agreement. The definitive agreements will include customary representations and warranties, pre- and post-Closing covenants, interim operating covenants, conditions precedent (including satisfactory due diligence and third-party consents), indemnities, survival, caps, baskets, and other terms customary for transactions of this nature. This Agreement and the terms and conditions hereon shall remain bin ding against the Parties pending the preparation and execution of definitive agreements.

13.	Counterparts; Electronic Signatures

This LOI may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by electronic transmission shall be deemed original signatures for all purposes.

[Separate signature page to follow]

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IN WITNESS WHEREOF, the Parties have executed this Binding Letter of Intent as of the Effective Date first written above.

BODYCOR INC.

By:	/s Jaspreet Mathur
Jaspreet Mathur, CEO

LIMILTESS X HOLDINGS, INC. (solely with respect to Sections 2.3 and 5.1)

By:	/s/ Danielle Young
Danielle Young, COO

DING:

By:	/s/ Daniel Sanders
Daniel Sanders, Authorized Representative
The Equity Holders of DING EASY AI LLC listed on Exhibit A

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EXHIBIT A

SHAREHOLDERS OF DING

Daniel Sanders